Exhibit 5.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

March 10, 2016

B&G Foods, Inc. Four Gatehall Drive, Suite 110 Parsippany, NJ 07054

Re:                             Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-188695)

Ladies and Gentlemen:

We have acted as special counsel to B&G Foods, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 4,600,000 shares of its common stock, par value $0.01 per share (the “Shares”), which includes 600,000 Shares subject to an over-allotment option granted by the Company to the underwriter, pursuant to (1) the automatic shelf registration statement on Form S-3 (Registration No. 333-188695) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 20, 2013 under the Securities Act of 1933, as amended (the “Act”), (2) the Company’s preliminary prospectus supplement relating to the Shares, dated March 9, 2016, together with the Company’s base prospectus dated May 20, 2013, as filed by the Company with the Commission on March 9, 2016, and (3) the Company’s final prospectus supplement relating to the Shares dated March 10, 2016, together with the Company’s base prospectus dated May 20, 2013, as filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Act (the “Prospectus”).

In connection with this opinion (this “Opinion”), we have examined originals or copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of: (i) the Registration Statement and the Prospectus; (ii) the Company’s Second Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on August 12, 2010 and effective as of August 13, 2010; (iii) the Company’s Amended and Restated Bylaws, effective as of February 28, 2013; (iv) the Underwriting Agreement, dated as of March 9, 2016, by and between the Company and Barclays Capital Inc. as the underwriter (the “Underwriting Agreement”); (v) resolutions certified by an officer of the Company evidencing corporate actions of the Company; and (vi) a certificate or certificates of an officer of the Company as to matters of fact material to this Opinion.

In examining the documents described in the foregoing paragraph, we have assumed the genuineness of all signatures and the authenticity of all agreements, records, documents, instruments and certificates submitted to as originals and the conformity with the originals of all agreements, records, documents, instruments and certificates submitted to us as copies.  In making our examination of documents executed by parties other than the Company, we have assumed that each such party has the power and authority to execute and deliver, and to perform and observe the provisions of, each such document to which it is a party and has duly authorized, executed and delivered each such document to which it is a party, and that each such document constitutes a legal, valid and binding obligation of each party other than the Company party thereto.

Our opinions set forth herein are based solely upon the General Corporation Law of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to any other laws, rules or regulations (including, without limitation, the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Shares).

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized for issuance by the Company and, when the Shares have been duly registered on the books of the transfer agent and registrar in the name and on behalf of the purchasers and have been issued by the Company against payment therefor in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on March 11, 2016 and as an exhibit to any application under the securities or other laws of any state of the United States which relate to the offer and sale of the Shares.  We further consent to the use of our name under the heading “Legal Matters” in the Prospectus that is part of the Registration Statement.  In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

This Opinion is furnished to you in connection with the Prospectus relating to the offer and sale of the Shares and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph.  This Opinion is furnished as of the date hereof and we disclaim any undertaking to update this Opinion after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Dechert LLP